EXHIBIT 10.32

LICENSE AGREEMENT

THIS AGREEMENT made effective May 28, 2010,

BETWEEN:

LI-ION MOTORS CORP., a limited corporation incorporated under the laws of the State of Nevada
(The “Licensor”)

- and –
LITHIUM ELECTRIC VEHICLE CORP., a limited corporation incorporated under the laws of Alberta and having an office in the City of Calgary, in the Province of Alberta
(“Licensee”)

PREMISES

A.
The Licensor is the developer and owner of patented technology related to rechargeable lithium ion batteries for electric vehicles and other applications, referred to in this Agreement as the Licensed Inventions.

B.
The Licensee is interested in acquiring certain rights to the Licensed Inventions and the Licensor is willing to grant such rights to the Licensee, subject to the terms and conditions of this Agreement.

C.	The Licensee plans to expand sales of the current line of products of the Licensor by manufacturing and selling such products based on the Licensed Inventions;

D.	The Licensee wishes to become the exclusive licensee for the Licensed Inventions in Canada in accordance with the conditions set out in this Agreement.

AGREEMENT

IN CONSIDERATION OF the premises and in consideration of the mutual terms, conditions and covenants below, the parties agree each with the other as follows:

1.	Definitions

1.1	In this Agreement, the following terms have the following meaning:

“Event of Insolvency” means if a party files a petition in bankruptcy or for reorganization or for an arrangement pursuant to any applicable bankruptcy legislation, insolvency legislation or any similar legislation, now or after the date of this Agreement in effect, or is adjudged by a Court of competent jurisdiction to be a bankrupt or becomes insolvent or makes an assignment for the benefit of its creditors;

“Improvements” means any improvements to the Licensed Inventions that (a) either directly or indirectly claim priority from the patents or patent applications of the Licensed Inventions and (b) are conceived or first reduced to practice during the term of this Agreement solely by the Licensor as a result of research and development activities, and which, if practiced without licensed rights, would infringe one or more claims of the patent and patent applications covering the Licensed Inventions.

“Licensed Inventions” means the Licensor’s United States and foreign patents and patent applications that are listed in Schedule “A” Licensed Inventions and trademarks and trade names listed in Schedule “B” Licensed Trademarks and Trade names to this Agreement which schedules are incorporated into this Agreement by reference.  Any United States and foreign patents issuing from the patent applications listed in Schedule “A” will be added to Schedule “A” upon issuance.  Licensed Inventions shall also include divisions, continuations (excluding continuations-in-part claiming new subject matter), reissues, substitutes, and extensions of the patents and patent applications as they arise.

“Licensed Products” means (a) any composition of matter, machine, article of manufacture, or component, or (b) processes, methods, or procedures, which if made used or sold by the Licensee, would infringe one or more of the claims of the patents or patent applications covering the Licensed Inventions.

“License” means the license granted pursuant to subsection 2.l;

“Marks” means the trade name and trademarks as set out in Schedule “B”;

“Patents” means those patents or patents pending set out and described in Schedule “A”;

“Purchase Price” means the purchase price for the Licensed Inventions as set out in section 3;

“Royalty” means the royalties referred to in section 4;

“Royalty Report” means the report on the calculation of Royalty payments referred to in subsection 4.2; and

“Territory” means any location throughout Canada.

All dollar amounts ($) in this Agreement refer to Canadian dollars.

2.	Grant Of License

2.1
Subject to the Licensor’s rights in the Licensed Inventions and to the terms and conditions of this Agreement, the Licensor grants to the Licensee the exclusive right and license to make, have made, use, or sell, the Licensed Inventions and Improvements incorporated into the Licensed Products in Canada, subject to the patent coverage of the Licensed Inventions.  The License granted by the Licensor to the Licensee pursuant to this Agreement shall include all Improvements and any technical updates and changes or amendment to the Licensed Inventions and any new information, patents and marks pertaining to the Licensed Inventions and Licensed Products.

2.2
The Licensee is entitled to the License for use in Canada under sub-licenses, sub-contracts or joint ventures as relates to any part of the License to any third party, provided always that the Licensee remains responsible to the Licensor for each and every obligation of the Licensee pursuant to this Agreement.

3.	Payments

3.1	The Licensee agrees to pay the Licensor the following as fees in consideration for granting the License:

3.1.1               $1,000,000 payable by way of certified cheque or wire transfer; and

3.1.2
an amount equal to the valuation of the License as set out in the Evan & Evans, Inc. valuation report to be completed with respect to the License, less the $1,000,000 payment in 3.1.1 above, payable by way of a convertible debenture or securities.

3.2	The payments set out in section 3.1 shall be paid by the Licensee to the Licensor as follows:

3.2.1
$333,333 paid on signing of this Agreement, such payment to be refundable in the event the Evans & Evans, Inc. valuation report does not conclude on a valuation amount for the License that is satisfactory to both parties by June 15, 2010, or such other date as the parties may agree to in writing;

3.2.2	$333,333 paid on or before 30 days from the date of the completion of the Evans & Evans, Inc. valuation report on the License, such payment to be non-refundable;

3.2.3	$333,334 paid on closing of the transfer of the License from the Licensor to the Licensee, which shall be no later than 180 days from the date of signing of this Agreement by all parties; and

3.2.4
the balance of the valuation amount, calculated in accordance with 3.1.2 above, paid on closing of the transfer of the License from the Licensor to the Licensee, which shall be no later than 180 days from the date of signing of this License Agreement by all parties.

3.3	The closing of the transfer of the License pursuant to the terms of this Agreement shall be completed upon the making of all of the payments of the purchase price as set out in section 3.2.

3.4
In addition to the payments in section 3.1, the Licensee shall pay to the Licensor, by certified cheque or wire transfer, an amount of $500,000 on each anniversary of the date of this Agreement, commencing on the second anniversary of the date of this Agreement.

4.	Royalty

4.1	The Licensee agrees to pay the Licensor a royalty, as determined by the Evan & Evans, Inc. valuation report on the License, on each and every Licensed Product sold or distributed by the Licensee.

4.2
The Royalty shall be paid within ten days of the end of each calendar quarter, which payment shall be accompanied by a detailed report which shall account for the calculation of the Royalty over the period reported on.

4.3
The Licensor or its duly authorized representative shall have the right at any reasonable time during business hours to inspect and audit the accounts and records of the Licensee, and any other book, record, voucher, receipt or invoice, relating to the manufacture of the Machines and all other facts or matters relating to the calculation of the Royalty due in respect thereof, including all records, vouchers and other documents received from sub-licensee confirming quantities of Licensed Products, and such representative shall be entitled to take copies of or extracts from same.

4.4
If the Licensor is dissatisfied with the Royalty Report, it may at its option, demand an audit of the Royalty Report by the Licensee's outside auditors to confirm the amount of the Royalty however, should the said audit conclude that the Royalty Report submitted by the Licensee was not inconsistent with the said audit report by more than 2%, then the Licensor shall pay all costs associated with the audit, otherwise the Licensee will pay for the audit.

5.	Representation and Warranties of the Licensor

5.1
The Licensor has the full power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated by this Agreement and to duly observe and perform all of its covenants and obligations set out in this Agreement.

5.2	This Agreement has been duly and validly executed and delivered by the Licensor and constitutes a legal, valid and binding obligation in accordance with its terms.

5.3	No material action, suit or administrative or other proceeding is in process, or pending or threatened, against or relating to the Licensor, the Patents or the Marks.

5.4	The Licensor is the legal and beneficial owner of and has good and marketable title to the Licensed Inventions listed on Schedule “A” and Schedule “B” attached to this Agreement.

5.5
That except for Licensed Products sold to Licensee, it will not during the term of this Agreement sell Licensed Products nor allow the sale of Licensed Products to any person, group, company, firm or other organization with the knowledge that such Licensed Products are to be used in or sold into the Territory.

6.	Representations and Warranties of the Licensee

6.1
The Licensee has the full power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated by this Agreement and to duly observe and perform all of its covenants and obligations set out in this Agreement.

6.2	This Agreement has been duly and validly executed and delivered by the Licensee and constitutes a legal, valid and binding obligation in accordance with its terms.

6.3	No material action, suit or administrative or other proceeding is in process, or pending or threatened, against or relating to the Licensee.

7.	Additional Covenants of the Licensor

7.1	The Licensor covenants with the Licensee as follows:

7.1.1	to provide all existing leads and information known to Licensor regarding sales in the Territory, and to refer to Licensee any inquiries relating to Licensed Products in the Territory; and

7.1.2	to provide, at the Licensor's cost, all original designs and specifications and other such materials used in the Licensor's business that may be usefully used by the Licensee in its business.

8.	Concerning the Patents and Marks

8.1	The Licensor shall pay all renewal fees and do all such acts and things as may be necessary to maintain and keep in good standing the Patents and Marks.

8.2	The Licensor undertakes not to abandon or allow to lapse any of the Patents or Marks.

8.3
The Licensor shall, at its own cost, where on opinion of Licensor's counsel says it is prudent to do so, defend every proceeding for revocation of the Patents or the Marks or any of them and prosecute every application by the Licensor for patents and trademarks for any Improvement and shall keep the Licensee informed of the status of such defense or applications from time to time.

8.4
The Licensee shall, without cost to the Licensor, render all assistance which may reasonably be required by the Licensor to render to the Licensor in the prosecution of any Patent applications or Marks applications in the Territory.  The Licensor shall keep the Licensee informed of the progress of the Patent applications and Marks applications, from time to time.

8.5
The Licensee shall observe all laws of the Territory in which the Licensed Products are marketed regarding the Patents and any of the Marks duly registered as trade marks in the Territory and shall indemnify the Licensor in respect of any claim or charge that may be brought in respect of any contravention thereof by the Licensee, and hold the Licensor harmless.

8.6
The Licensee shall include in all its publicity material relating to the Licensed Products a reference to the fact that they are produced under License from the Licensor and are the subject of the Patents and the Marks.

9.	Infringements

9.1
If any infringements or threatened infringement of any Patent or Mark comes to the notice of the Licensee it shall immediately notify the Licensor giving particulars of such infringement or threatened infringement.

9.2
If the Licensor is advised by Licensor's legal counsel that, prior to the institution of proceedings for infringement, the specification of any claim in the Patent should be amended, the Licensor shall at its own expense apply to amend such specification.

9.3
In the event that damages are obtained in favor of each of the parties or in favor of the Licensor in a sum which includes losses suffered by the Licensee in any such action for infringement they shall share the costs of such action in so far as they are not fully recovered from the infringer in the proportion in which they share the said damages.  If the court does not differentiate between the parties on the matter of damages or costs and either party can show that the losses which it suffered from such infringement exceeded the losses of the other party it shall be entitled to a proportionately higher share of the damages on its agreeing to bear a proportionately higher share of the costs.  In this paragraph, “costs” means only reasonable expenditures on fees and disbursements for legal representation, for services of patent experts, intellectual property experts, patent agents and reasonable incidental matters.

10.	Third Party Claims

10.1
If any proceedings are threatened or commenced by a third party against either the Licensee, any of its sub-licensees or any of their customers or the Licensor in the Territory on the ground that the Patents or Marks infringe any patent, trademark or monopoly right vested in such third party, the party so threatened or sued shall inform the others immediately and the matter shall be referred to leading patent counsel (well versed in the laws of the Territory by which such matter will be determined) for the purpose of obtaining his advice on whether a defense or the commencement of proceedings will have a reasonable chance of success and whether there are any circumstances making it imprudent to defend or commence proceedings.

10.2
If both Licensor and the Licensee decide that any such proceedings shall be defended (or that proceedings should be commenced against the third party), each party shall contribute equally to the costs thereof including any damages awarded in favor of the third party or any sum paid on a compromise of such claim.

10.3
If one only shall decide that such proceedings shall be defended or further proceedings commenced, such party shall bear the whole costs thereof, including any damages and costs awarded against that party in favor of such third party, and the other party to this Agreement shall, at their own costs, render to the party so defending or commencing all assistance that they reasonably can provide if requested.

10.4
Should all parties decide not to defend or should any party defend in such proceedings and the decision, after appeal if any, shall be either that the Patents or Marks materially infringe the third party's patent or trademark or that all the Patents in the Territory within the provisions of this Agreement are (or the vital or pertinent claims thereof are) declared invalid or are revoked, then the Licensee and any sub-licensee shall have the right at any time up to or within 60 days after the date of such judgment (being the judgment of a court of competent jurisdiction, after appeal if any), by notice in writing, modify this Agreement so as to avoid liability for any payments otherwise due under this Agreement in respect of the Territory where the third party's right are enforceable.

11.	Improvements

11.1	Each of the parties shall communicate to the other a full description of any Improvements immediately on becoming possessed therewith from time to time during this Agreement.

11.2
Upon the granting of any patents to the Licensor in respect of Improvements developed by the Licensor, the Licensee shall be deemed to have acquired for the duration of such patents in the Territory the right to use and exploit such Improvements and shall, at its request in writing and at its costs, be entitled to receive written evidence from the Licensor of the terms and conditions of such license in such form as is registrable at any facility provided for same in any country in the Territory.

11.3
Upon the granting of any patents to the Licensor in respect of the Improvements developed otherwise than by the Licensor, Licensee shall be deemed to have acquired a license for the remainder of this Agreement in the Territory on the same terms as this Agreement, and shall at its request in writing at its costs, be entitled to receive written evidence from the Licensor of the terms and conditions on such license in such form as is registrable at any facility provided for same in any country in the Territory.

11.4
Subject to the rights of the Licensee set out in section 5, any Improvements developed by the Licensor or the Licensee during the term of this Agreement, and for five years thereafter, shall be the property of the Licensor.  Licensee and its employees shall execute all documents necessary to assign such Improvements and the patents thereon as otherwise contemplated in this Agreement.

12.	Non-Competition and Confidentiality

12.1
The Licensee covenants and agrees that during the term of this Agreement and until the expiry of the period of two years thereafter, it shall not, directly or indirectly, individually or as a partner, joint venture, agent, employee, officer, consultant, investor, lender, shareholder or otherwise in any manner whatsoever:

12.1.1	enter into any business or engage in any business in the Territory that competes with the Licensor; and

12.1.2	competes in any way with or have a financial interest in any business entity which competes directly or indirectly with the business of the Licensor.

12.2
Any information which shall have been communicated by any party to another party in confidence under this Agreement, or which by its nature ought to be regarded as confidential, shall be  treated by the recipient as confidential unless and until any of the following events or circumstances shall occur:

12.2.1	such information is published by the communicating party;

12.2.2	such information is contained in a published patent specifications, or is in the public domain or become generally known in the relevant industry;

12.2.3	such information is required to be disclosed by any government or regulatory authority;

12.2.4
such information is reasonable required to be disclosed by the Licensee in order to raise financing for its business or in order for the Licensee to pursue a public listing of its shares, directly or indirectly, on any stock exchange.

12.3
The parties agree that any violation of the foregoing covenants may cause irreparable injury to the other or their affiliates and each party shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining the other from doing or continuing to do any such act and any other violations or threatened violations of such covenants.

12.4
Each provision of the foregoing covenants is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants.  If any of the capacities or activities specified in this section l3 are considered by a court of competent jurisdiction as being unreasonable, the parties agree that the said court shall have authority to limit such capacities and activities as the court deems proper in the circumstances.

12.5
If any covenant or provision in this Agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this section l3, or any part thereof.

13.	Events of Default

13.1	Any of the following shall constitute an Event of Default with respect to a party in question (“Defaulting Party”):

13.1.1	the occurrence of an Event of Insolvency in respect of a Defaulting Party; and

13.1.2
any material default by a party in the performance or observance of any of its obligations under this Agreement which is not cured within 30 days after notice from any of the other party has been given to the Defaulting Party specifying the nature of the default and requiring that the default be cured.

13.2
Upon the occurrence of an Event of Default, the Non-Defaulting Party (if not also in default) shall have the right, in addition to any other remedies available to it, to do one or more of the following:

13.2.1	immediately terminate this Agreement;

13.2.2
remedy such default on behalf of the Defaulting Party, and also bring any action at law or otherwise to be reimbursed by the Defaulting Party for any monies expended to remedy such default and any other expenses incurred by any Non-Defaulting Party together with interest at the Prime Rate plus 3% per annum; and

13.2.3	bring any action at law as may be necessary or advisable in order to recover damages.

14.	General

14.1	Further Assurances

The parties shall execute and deliver such further and other instruments, agreements and writings to be done and performed such further acts and things as may be necessary or desirable in order to give full effect to the Agreement and every part of it.

14.2	Time of the Essence

Time shall be of the essence of this Agreement

14.3	Assignment

This Agreement is not assignable by the Licensor but may be assigned by the Licensee to any party provided that the Licensee’s benefit and obligations pursuant to this Agreement pass to the assignee.

14.4	Notices

Any notice to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by transmittal by facsimile addressed to the recipient as follows:

To the Licensor:	Li-ion Motors Corp.
4894 Lone Mountain Rd #168
Las Vegas, NV 89130
U.S.A.

attention:	Stacey Fling, President

To the Licensee:	Lithium Electric Vehicle Corp.
76 Marlyn Court NE
Calgary, AB
T2A 7H5
attention:	Rahim Mohamed, President

With copy to:	McLeod & Company LLP
850, 401 – 9 Avenue SW
Calgary AB T2P 3C5

attention:	Bill Walker

or to such other address, facsimile number or individual as may be designated by notice given by either party to the other.  Any notice given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery and, if given by registered mail, on the third business day following the deposit in the mail and, if given by facsimile, on the day of transmittal.  If the party giving any notice knows or should reasonably know of any difficulties with the postal system which might affect the delivery of mail, any such notice shall not be mailed but shall be given by personal delivery or by facsimile.

14.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement.

14.6	Amendment and Termination

This Agreement shall terminate immediately and be of no further force and effect, and the parties shall have no further obligation to each other under this Agreement:

14.6.1
in the event that the Evans & Evans, Inc. valuation report does not conclude on a valuation amount for the License that is satisfactory to both parties by June 15, 2010, or such other date as the parties may agree to in writing; or

14.6.2	on the happening of an Event of Default as contemplated in subsection 14.2.1.

This Agreement shall be amended only by the prior written agreement of the parties.

14.7	Severability

Each provision of this Agreement shall be treated as separate and distinct and in the event of any provision of this Agreement being declared invalid such provision shall be deemed to be severable and all other provisions of this Agreement shall remain in full force and effect.

14.8	Headings

The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

14.9	Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the parties agree to attorn to the courts in the Province of Alberta.

14.10	Force Majeure

In the event that either party is delayed or hindered or prevented from the performance of any covenant or obligation in this Agreement due to strikes, lockouts, injunction or administrative court order, government law or regulation which prevents or substantially interferes with the performance of such covenant or obligation pursuant to this Agreement, or riots, insurrections, martial law, civil commotion, war, flood or other acts of God not within the control of the party that also prevents or hinders the performance of the terms of this Agreement, then the time for performance under this Agreement is extended accordingly.

LITHIUM ELECTRIC VEHICLE.	LI-ION MOTORS CORP.
CORP.

/s/ Rahim Mohamed	/s/ Stacey Fling

per: Rahim Mohamed	per: Stacey Fling

Schedule “A”

LICENSED INVENTIONS

Country	Title	Patent/Patent Application No.	Filling/Issue Date

USA	Battery Management System	App# 61219442

USA	Formulation of Battery Chemistry	EFS# 61219431

USA	Energy Efficient Algorithm	App# 61222372

USA	Thermal Management Systems	App# 61222364

Schedule “B”

LICENSED TRADEMARKS AND TRADENAMES

Country	Title	Trademark/Trademark Application No. or Trade name	Filling/Issue Date
USA	Li-ion Motors Corp.	77902109	12/29/2009